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                                                                    EXHIBIT 10.1

                     MEMORANDUM OF UNDERSTANDING REGARDING
                               FORM OF AGREEMENT

     This Memorandum of Understanding ("MOU" or "Agreement") is made and entered into effective the 12/th/ day of May, 1998 by and between California Pizza Kitchen, Inc., a California corporation having an address at 6053 West Century Boulevard, Suite 1100, Los Angeles, California 90045-6442 ("Licensor") and Host International, Inc., having an address at Third Floor (Mail Stop 177), 6600 Rockledge Drive, Third Floor, Bethesda, Maryland 20817, Attn: Chief Counsel, Development, Dept. 72/928.83 ("Licensee").

                                   RECITALS:

     WHEREAS, Licensor represents that it has the right and authority to license the use of the name California Pizza Kitchen, CPK, CPK ASAP and the other licensed marks of Licensor, service marks, copyrights, interior and exterior designs and specifications ("Marks"); and

     WHEREAS, Licensee is in the business of conducting food and beverage and merchandise concessions at domestic and international airports, tollroads, enclosed malls, stadiums & arenas, and other off-airport locations; and

     WHEREAS, Licensor and Licensee are parties to a certain Trademark License Agreement dated as of the 31st day of July, 1996, for the operation of trademarked locations at Los Angeles International Airport (referred to herein as the "Existing License Agreement"); and

     WHEREAS, the parties desire to enter into this MOU for the purpose of creating a binding obligation on each party with respect to future development opportunities for California Pizza Kitchen ASAP and the form of agreement with addendum to be executed for any and all future locations developed during the term of this MOU (the "Form Agreement" attached hereto as Exhibit "A").

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this MOU and for other good and valuable consideration, the parties hereby contract as follows:

1.   Form Agreement.
     --------------

     a. Licensor and Licensee are parties to the Existing License Agreement with respect to Los Angeles International Airport ("LAX"). The
          Existing License Agreement for LAX remains in full force and effect with respect to LAX; however, the additional terms of this MOU shall apply to the relationship of the parties with respect to San Diego International Airport, Dulles International Airport, and all other Locations (as defined below) developed during the term of this MOU.
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     b.   Licensee and Licensor will consider development of additional licensed sites for California Pizza Kitchen ASAP restaurants in Licensee's domestic and international airport concessions ("Airport Locations"), tollroad concessions ("Tollroad Locations"), malls where the landlord/owner/developerseeks a master concessionaire for a food court or other multiple concept area ("Mall Locations") and other locations in addition to the LAX site. The Airport Locations, Tollroad Locations and Mall Locations are collectively referred to herein as the "Locations," except that the Locations set forth in Exhibit D are excluded from the terms of this Agreement.

     c. The parties hereby agree that the Form Agreement (with addendum) attached hereto as Exhibit A, and by this reference incorporated herein, shall be used to document the agreement of the parties for each California Pizza Kitchen ASAP site developed during the term of this MOU, subject to compliance with applicable law. California Pizza Kitchen ASAP restaurants are generally smaller in size, have a more limited menu and more limited service than the full service California Pizza Kitchen, because the full service CPK is a unit offering the full CPK menu (the current version of which is attached as Exhibit B, but is subject to change), providing full waiter/waitress table service and full bar, and operating in a restaurant space of generally 2,500 or more square feet (the "Full Service CPK Restaurant").

     d. Licensee may, in its sole discretion, designate an affiliate of Licensee to hold or be transferred the site-specific Form Agreement, so that the entity which holds the California Pizza Kitchen ASAP license will be the same entity which holds the rights to concession space under the ground lease or master concession agreement for the Location. By way of example and not by way of limitation, Licensee and Licensor acknowledge that the Form Agreement for Mall Locations would ordinarily be entered into in the name of Host Marriott Services USA, Inc., while Host Marriott Tollroads, Inc. may be the entity which holds or is transferred the rights to operate a California Pizza Kitchen ASAP facility at certain Tollroad Locations.

     e. The Franchise Fee (as defined in the Form Agreement) shall be Twenty Thousand ($20,000), or Ten Thousand Dollars ($10,000) if such Form Agreement is executed in connection with an additional California Pizza Kitchen restaurant at any Location. The level of support provided by Licensor for any initial openings shall be the same as that provided in the opening at LAX (including but not limited to three of Licensor's trainers for 21 days each; plus two directors, one of whom will stay for ten days and the other shall stay for four days; at least one quality insurance inspection; and two mystery shoppers within six weeks of restaurant opening). Such Twenty Thousand Dollar ($20,000) Franchise Fee shall remain in effect during the five-year initial term of this MOU, and shall be adjusted every five years (i.e., upon each renewal of this MOU) to reflect the percentage increase, if any in the Consumer Price Index.

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          f. The level of support provided by Licensor for any California
          Pizza Kitchen restaurant which has a Ten Thousand Dollar ($10,000) Franchise Fee shall be less than that provided for a first unit at a Location, and the parties' goal shall be to manage such support so that overall costs for subsequent units are lower.

2.   Inclusion in Portfolio: Renewal Rights: Exclusivity.
     ---------------------------------------------------

          a. Inclusion in Portfolio. Licensee and Licensor hereby agree that Licensor is an authorized member of Licensee's portfolio of approved branded products for use in its concession operations, including but not limited to prospective Locations. Each Licensed site shall be documented by the Form Agreement, subject to compliance with applicable law.

          b. Limited Exclusivity. Except as otherwise expressly provided herein, this Agreement shall not affect Licensor's right to operate and license others to operate a Full Service CPK Restaurant and shall apply only to California Pizza Kitchen ASAP (or other later version of smaller limited square footage or limited service or menu version of California Pizza Kitchen differing from the Full Service CPK Restaurant concept) for all Locations (except that Mall Locations are also subject to the additional provisions of Subsection 2(b)(vi) below):

               i. Extension Rights for Locations. Licensee's and its affiliates' right to extend the term of any of the individual Form Agreements shall be governed by the terms of the applicable Form Agreement for the Location, which term shall correspond to the term of Licensee's lease for the premises at the applicable Location.

               ii. Bids and Proposals Where Licensee Holds a Form Agreement. Licensee and its affiliates shall have the right to include Licensor in their proposals or bids for extension or renewal of the ground lease or master concession agreement for the Locations where Licensee or its subsidiary or affiliate then holds a Form Agreement; provided however, that Licensee shall notify Licensor of Licensee's intention to include Licensor in a proposal or bid (the lesser of: two months prior to the bid/proposal submission date; or one-half the number of days between release of a request for proposals or invitation to bid and the submission date, so as to allow Licensor sufficient time to comply with the requirements of applicable law); and provided, further, that Licensee shall provide Licensor with the information described in Paragraph 2(b)(iii)(B) below. In such event, Licensor agrees that it shall bid with Licensee or its affiliates and shall not

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                    (directly or indirectly, neither as a California Pizza
                    Kitchen ASAP nor as a Full Service CPK Restaurant) bid against Licensee or its subsidiaries or affiliates for any Location where Licensee or its subsidiary or affiliate then holds a Form Agreement, except as follows:

                    A. Notification Procedure Where Licensee Holds a Franchise Agreement. Licensee shall inform Licensor of whether or not Licensee intends to submit a bid or proposal for a particular Location, and whether or not Licensee intends to include Licensor in such bid or proposal at the lesser of two months prior to the submission date, or a date which is one-half the number of days between the public release of the request for proposals and the proposal/bid submission date. In the event that Licensee does not intend to submit a bid or proposal, or does not intend to include Licensor in a bid or proposal for a particular Location, then Licensor shall be free to itself bid or propose for such Location, or to enter into an agreement with another party to include Licensor in such other party's bid or proposal. Notwithstanding the foregoing, nothing contained in this Agreement is intended to negate any radius restriction granted to Licensee by Licensor in the Form Agreement (e.g., Licensor will not grant a new CPK ASAP or Full Service CPK Restaurant to a third party, or itself operate a CPK ASAP of Full Service CPK Restaurant, in the same Airport Location or Tollroad Location where such new facility would serve the same customer already being served by Licensee's existing facility).

                    B. Set-Aside Locations. Notwithstanding anything to the contrary herein contained, in the event that a lessor releases a request for a bid or proposal for which Licensee is ineligible (e.g. a set-aside contract for a minority business), Licensee and Licensor will consult with one another as to a qualified candidate for the bid or proposal. Licensor shall not bid or propose for such set-aside contract unless Licensee has affirmatively indicated, within the time periods set forth above, that Licensor will not be a part of Licensee's bid or proposal for the non set-aside Locations in the same facility. Notwithstanding the foregoing, nothing contained in this Agreement is intended to negate any radius restriction granted to Licensee by Licensor in the Form Agreement (e.g., Licensor will not grant a new CPK ASAP or Full Service

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                         CPK Restaurant to a third party, or itself operate a
                         CPK ASAP of Full Service CPK Restaurant, in the same Airport Location or Tollroad Location where such new facility would serve the same customer).


               iii. Locations Where Licensee Does Not Hold a Form Agreement.
                    With respect to Locations in which Licensee or its subsidiary or affiliate does not then hold a Form Agreement, the following Procedure shall apply:

                    A. Notice Procedure Where Licensee Does Not Hold a Form Agreement. At the lesser of two (2) months prior to the submission date, or a date which is one-half the number of days between the public release of the request for proposals and the proposal/bid submission date, Licensee shall notify Licensor of whether or not Licensee intends to submit a bid or proposal for a particular Location, and whether or not Licensee intends to include Licensor in such bid or proposal.

                    B. Licensor Option to be a part of any bid that Licensee brings to Licensor. In the event that Licensee intends to provide Licensor the option to be a part of such bid or proposal for a new Location, Licensee shall also notify Licensor of the projected date of commencement of construction, the projected opening date, and a site plan of the particular Location, which site plan shall include the proposed location of the restaurant and the lessor's then-proposed location of other spaces available for food and beverage development. In the case of Airport Locations, Licensee shall, in addition to the information above, provide Licensor with any government-supplied: layout of the airport terminals; list or diagram from the request for proposals reflecting other then-contemplated real estate in the airport for food service concepts; and any government-supplied data concerning enplanement and deplanement. Licensor shall notify Licensee within five (5) business days of whether or not Licensor in its sole and absolute discretion, accepts the option to have CPK ASAP included in Licensee's bid or proposal, and subject to the provisions of Para. 2(b)(vi) below, in the event that Licensor has declined the option to have CPK ASAP included in Licensee's bid or proposal, Licensor will not pursue such Location with another party or on its own, or

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                         otherwise permit California Pizza Kitchen ASAP or a
                         Full Service CPK Restaurant, in any other bid or proposal for concessions at such Location (except that in malls there shall be no restriction on Licensor's freedom to grant a Full Service CPK Restaurant to a third party, or itself operate such Full Service CPK Restaurant).

                    C. Acceptance of Option. If Licensor accepts the option to become part of the bid or proposal for a Location by Licensee or its affiliates, Licensee shall promptly notify Licensor of whether or not the proposal was awarded to Host.

               iv. Restrictions After Inclusion of CPK ASAP in a bid or proposal. In any Location where Licensor has agreed to become part of the bid or proposal for such Location by Licensee or its affiliates, Licensor shall not itself or through any third party, directly or indirectly (neither as a California Pizza Kitchen ASAP nor as a Full Service CPK Restaurant), bid or submit a proposal for any lease, sublease, concession agreement or permit rights for such Location; and shall not be the subtenant of any party other than Licensee (except that in malls there shall be no restriction on Licensor's freedom to grant a Full Service CPK Restaurant to a third party, or itself operate such Full Service CPK Restaurant). Otherwise, except as provided in Para. 2(b)(vi) below, if Licensee elects not to offer Licensor an opportunity to be in Licensee's bid or proposal, Licensor shall then have the right to pursue the bid/proposal for the Location.

               v. Airport and Tollroad Opportunities Not Awarded in a Bid or Proposal Process. If Licensor has an opportunity to develop a California Pizza Kitchen ASAP or a Full Service CPK Restaurant at an Airport Location or Tollroad Location where neither Licensee nor its affiliates currently has a Form Agreement, and Licensor in its sole and absolute discretion, elects to do so, and such opportunity is not offered pursuant to a public bid or award process for which Licensee is eligible, Licensor shall notify Licensee of the opportunity and shall offer Licensee a right of first refusal to act as Licensor's licensee/franchisee for such Airport Location or Tollroad Location, subject to compliance with applicable law, and further subject to any agreements entered into by Licensor prior to the effective date of this Agreement. Licensee shall have thirty (30) days following receipt of all relevant information regarding such potential site, to accept or reject development of such site under the same terms and conditions as the Form Agreement. If, after Licensee declines such opportunity,

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                         Licensor desires to grant a California Pizza Kitchen
                         license to a party other than Licensee or its affiliates under terms more favorable than those in the Form Agreement, Licensor shall first offer such improved terms to Licensee, and Licensee shall have thirty (30) days to accept or reject such Location.

                    vi. Additional Mall Provisions. With regard to Mall Locations, in addition to other rights and restrictions contained herein, the parties agree that:

                         A. If Licensee becomes aware of an opportunity for development of a California Pizza Kitchen ASAP or a Full Service CPK restaurant for a Mall Location, and the landlord/developer for such development opportunity has declared that the opportunity is not part of a master concessionaire for the food court/mall, Licensee shall notify Licensor or such opportunity.

                         B. Subject to the provisions of this Agreement, if Licensor becomes aware of an opportunity for a master lease to develop food and beverage facilities in a Mall Location, Licensor shall notify Licensee of such opportunity pursuant to the notice provision of this Agreement.

                         C. Licensor continues to have the right to operate and to license a third party to operate a California Pizza Kitchen ASAP Restaurant in a mall, so long as the site was not then being developed or leased by a master concessionaire/master lessee of a mall food court/mall at the time Licensor began operations, or at the time Licensor licenses the third party. In Mall Locations (i.e. where the landlord/owner/developer seeks a master concessionaire for a food court or other multiple concept area, or where there is a master concessionaire of the mall food court(s) or other multiple concept area), Licensee shall have the same limited exclusivity for California Pizza Kitchen ASAP as it has in Airport Locations or Tollroad Locations pursuant to this subsection 2(b), above, subject to territorial rights as set forth in the list attached hereto as Exhibit C and by this reference incorporated herein.

3.   Term. The term of this MOU shall commence effective as of the date first
     ----
     above written and shall terminate March 31, 2003; except that Licensee shall have the option to extend this

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     MOU for three (3) additional terms of five (5) years each upon written notice not less than thirty (30) days prior to the expiration of the then-current term. Notwithstanding the foregoing, in the event that Licensee and its affiliates have failed to execute a total of at least twenty-five (25) franchise agreements with Licensor for CPK ASAP Restaurants within five (5) years following the date of execution of this MOU, then Licensor shall have the option to revoke the extension options and by exercising such revocation shall cause this Agreement to terminate as of its fifth anniversary. If Licensee operates two (or more) CPK ASAP facilities under any one franchise agreement, such franchise agreement shall be counted as two (or more) franchise agreements for the purpose of determining whether or not Licensee and its affiliates have met or exceed such twenty-five (25) site agreement threshold requirement. Licensor acknowledges that the twenty-five (25) site agreement requirement shall be met by Licensee's execution of the form agreements, and there is no requirement that all twenty-five (25) CPK ASAP restaurants still be open and operating at the end of such five-year period. The Form Agreements shall continue in full force and effect for their individual terms under each Form Agreement, notwithstanding any termination of this MOU.

4.   Other Terms. Notwithstanding any other provision of this MOU, or any
     -----------
     provision of the Form Agreement, the parties agree that:

     a. Licensee and its subsidiaries and affiliates are experienced licensees of food and beverage concessions, and Licensee is the holder of numerous competing licenses (e.g., Pizza Hut, Sbarro, California Pizza Kitchen etc...). Licensor acknowledges and agrees that Licensee shall not be prohibited from developing its own pizza concepts, operating other such concepts, or granting others the right to operate pizza concepts; provided, however, that Licensee shall in no event use Licensor's trademarks, trade dress, franchise systems, trade secrets or any proprietary information in connection with the development or operation of such other concepts.

     b. At Licensee's option, Licensee may designate a minority business enterprise ("MBE") to operate a Location in which Licensor has been included in Licensee's bid in accordance with the terms hereof or Licensee's concept plan as provided herein, and in such event, Licensor shall, subject to compliance with applicable law and the conditions described below, take all steps necessary to assure that such MBE is provided a California Pizza Kitchen Form Agreement, as attached hereto. In the alternative, Licensee may assign any such Form Agreement, subject to compliance with applicable law and the conditions described below, to any of Licensee's MBE subtenants. Licensee shall provide all relevant information concerning the MBE to Licensor and Licensor shall have the opportunity to perform Licensor's normal approval and due diligence investigation with regard to such MBE, in accordance with Licensor's standard policies and practices. Licensor shall not be required to enter into the Form Agreement with a proposed MBE unless the MBE meets Licensor's then-current criteria for new owners of California Pizza Kitchen restaurants, as determined by Licensor in its sole discretion. Notwithstanding the

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      foregoing, Host may assign or transfer any Form Agreement to joint venture or other entity, such as a joint venture with a DBE, so long as Host retains at least fifty and one-tenth percent (50.1%) ownership of assignee or transferee.

c. Licensee acknowledges that Licensor is currently a party to or may shortly become party to contracts with third parties for the inclusion of Licensor or its other licensees in bids or proposals in the Austin, Texas airport.

d. There shall be no press releases without the mutual written agreement of the parties.

e. Notices issued hereunder shall be by certified or registered mail, return receipt requested, to the addresses first listed above. Notices sent in accordance with this Section shall be deemed effective on the date of dispatch, and an affidavit of mailing or dispatch, executed under penalty of perjury, shall be deemed presumptive evidence of the date of dispatch.

f. The parties agree that the interpretation of this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of the state of Delaware. The prevailing party in any litigation, arbitration or other proceeding shall be ensiled to payment of its reasonable costs, including attorney's fees.

g. The rights and remedies of either party hereunder shall not be mutually exclusive (i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof). Each party confirms that damages at law will be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights of law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intent of the parties that the respective rights and obligations of the parties be enforceable in equity as well as at law.

h. Except as otherwise expressly provided herein, Licensee and Licensor shall use their best efforts to resolve any differences which may arise between them by discussion and negotiation rather than litigation. If these methods fail, either party may refer the matter to non-binding mediation to be conducted under the Procedure for Resolution of Franchise Disputes of the Center for Public Resources, Inc. of New York, New York. Mediation shall take place in mutually agreed upon location, and each party shall bear their own costs and one-half (1/2) of the costs of the mediator and the Center for Public Resources, Inc.

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5.    Entire Agreement. This MOU and the exhibits attached hereto, the Existing
      ----------------
      License Agreement, and the Form Agreement (with form addendum) attached hereto, constitute the entire agreement between the parties, superseding any other written and oral agreements between the parties. If any article, section, provision, term or condition of the Agreement is held to be invalid by a court of competent jurisdiction, such article, section, provision term or condition shall be reformed to the extent necessary to be held valid, and the parties agree that the remainder of this Agreement shall not be affected thereby.


      IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Understanding the day and year first above written.

                               CALIFORNIA PIZZA KITCHEN, INC.

Attest:_________________       By: /s/ Frederick R. Hipp
                                  ----------------------

                               Title: PRESIDENT
                                     -------------------

                               HOST INTERNATIONAL, INC.

Attest: /s/ Jon W. Stentz      By: /s/ J.A. Boragno
       ------------------         ----------------------
       JON W. STENTZ
       ASSISTANT SECRETARY     Title: SVP - CONCEPTS
                                     -------------------

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                                    Exhibit A
                   CPK ASAP Franchise Agreement and Addendum

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